UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2002

Global Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31505	23-3020677

(Commission File Number)	(IRS Employer Identification No.)

2346 Success Drive, Odessa, Florida	33556

(Address of Principal Executive Offices)	(Zip Code)

(727) 372-3939

(Registrant’s telephone number, including area code)

N/A

(Former name, address and telephone number)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

     On March 30, 2002, three directors of Global Energy Group, Inc. resigned, leaving Mr. Richard E. Wiles as the Company’s sole director. Mr. Wiles in turn, appointed Mr. Joseph H. Richardson and Mr. Peter E. Toomey to fill the resulting vacancies on the board. Mr. Richardson simultaneously was appointed as the Company’s President, CEO and Chairman, and Mr. Toomey was appointed as the Company’s Executive Vice President and Chief Financial Officer.

     The directors who resigned did so to permit the appointment of Mr. Richardson and Mr. Toomey as directors and officers of the Company. There was no disagreement between any resigning director and Global on any matter relating to the Company’s operations, policies or practices, and no resigning director furnished the Company with any information referring to any disagreement or requesting that any matter be disclosed.

     Prior to his association with Global, Mr. Richardson was employed by Florida Progress Corporation for close to twenty-five years. Florida Progress Corporation was a NYSE-listed, Fortune-500 company. Throughout that period, Mr. Richardson served in a variety of positions at both Florida Progress and its principal subsidiary, Florida Power Corporation. Mr. Richardson served as President of Florida Power Corporation from April 1996 through November 2000, at which time both companies were acquired by Carolina Power & Light Company. Mr. Richardson earned a BA degree in Economics from Cornell University, and a J.D. degree from Florida State University.

     Prior to his association with Global, Mr. Toomey was employed by Florida Progress Corporation for over sixteen years. Mr. Toomey served in a variety of financial positions at both Florida Progress and its subsidiaries. Mr. Toomey served as Vice President of Corporate Development at Florida Progress Corporation from April 1997 through November 2000, at which time that company was acquired by Carolina Power & Light Company. Mr. Toomey earned a BS degree in Economics from Florida State University and an MBA from the University of South Florida.

     Also on March 30, 2002, Richard E. Wiles, a director and former President of the Company, Thomas H. Hebert, an officer of the Company, Eugene Cornett, a consultant and a former officer of the Company, and Dr. Neal S. Stubbs, the Company’s largest stockholder, executed an Irrevocable Proxy and Voting Agreement with Mr. Richardson, Mr. Toomey and Global to support a vote for the following items at the next annual meeting of the shareholders of the Company: (i) for an amendment of the Company’s Certificate of Incorporation and its Bylaws to establish and maintain a staggered Board of Directors, (ii) for the election of Mr. Richardson and Mr. Wiles to the class of Directors whose terms will expire in 2005, and Mr. Toomey to the class whose term will expire in 2004, and (iii) against any action or agreement that would remove either Mr. Richardson or Mr. Toomey as a Director, or would result in a termination of their Employment Agreements. The Proxy and Voting Agreement terminates upon the holding of Global’s annual meeting of shareholders in 2002, at which these matters are to be voted upon. The following table sets forth the number of shares of the Company’s common stock beneficially owned by each such person.

	Number of Shares of
Name and Address	Common Stock	Percentage of
of Beneficial Owner	Beneficially Owned	Ownership

Joseph H. Richardson	185,106 (1)	1.41%

Peter E. Toomey	92,553 (1)	*

Thomas H. Hebert	1,612,450	12.25%

Richard E. Wiles	1,784,798	13.56%

Eugene Cornett	1,786,467	13.57%

27110 Coral Springs Drive Wesley Chapel, FL 33543

Dr. Neal S. Stubbs	3,381,373	25.68%

928 Oakfield Drive Brandon, FL 33551

Robert J. Smith	692,000	5.26%

3865 Turtle Hatch Road Springfield, MO 65809

*	less than 1%

(1)	Reflects shares covered by stock options. Such shares, though not yet issued, are deemed to be beneficially owned because the stock options either are currently exercisable or will become exercisable within 60 days to the extent of the numbers of shares shown.

2

     Each party to the Proxy and Voting Agreement disclaims any beneficial ownership of any shares owned by any other party to the agreement, and the table above does not reflect, for any such party, beneficial ownership of the shares of any other such party. If each party to the agreement were deemed to beneficially own the shares owned by each other party, then each such party would thereby be deemed to own approximately 66% of the Company’s outstanding Common Stock.

     In addition to the foregoing, on March 30, 2002, the Company entered into employment agreements with Mr. Richardson and Mr. Toomey. Under these agreements, each individual is employed for a period of three years, with automatic annual renewals. Key provisions of the agreements include:

•	Mr. Richardson’s base salary will be $125,000, $150,000 and $175,000 for the first, second and third years, respectively;

•	Mr. Toomey’s base salary will be $100,000, $125,000 and $150,000 for the first, second and third years, respectively;

•	The agreements may be terminated by the Company, either with good cause (as defined in the agreements) or without good cause (as defined in the agreements). Terminations without good cause would require payment of accrued compensation and benefits plus a lump-sum severance payment amounting to compensation that otherwise would be earned through the end of the then current term;
•	Generally, a change in the positions, roles or responsibilities of Mr. Richardson or Mr. Toomey in a manner adverse to the employee would be deemed a termination without cause under the employment agreements;

•	Both employees are subject to certain non-competition and non-solicitation provisions.

     Because the employment agreements could inhibit corporate actions that would result in a change in control, these agreements could have the effect of affording Mr. Richardson and Mr. Toomey control of the company.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

     None.

(b) EXHIBITS

Exhibit No.	Description

10.1**	Employment agreement — Richardson

10.2**	Employment agreement — Toomey

10.5**	Proxy and Voting Agreement

**	Previously filed; incorporated by reference to the same-numbered exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed April 11, 2002, as the same may be subsequently amended.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY GROUP, INC.

/s/ Joseph H. Richardson

Joseph H. Richardson, President

Date: April 15, 2002

4